Exhibit 99.1

FOR RELEASE, Thursday, December 20, 2012	For Further Information Contact:
2:30 a.m. Pacific Standard Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Increase 20%; Earnings Per Share of $.10
Backlog Value Up 35% to $618.6 Million, Reflecting Growth in All Homebuilding Regions
LOS ANGELES (December 20, 2012) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2012. Highlights and developments include the following:
Three Months Ended November 30, 2012

•	Revenues rose 20% to $578.2 million, compared to $479.9 million for the fourth quarter of 2011, driven by an increase in the number of homes delivered and a higher average selling price.

◦	The Company delivered 2,122 homes, up 6% from the year-earlier quarter, primarily reflecting growth in the Company’s West Coast and Central homebuilding regions.

◦
The overall average selling price increased to $270,700, up $32,300 or 14% from $238,400 in the year-earlier quarter, extending the Company’s trend of generating year-over-year improvement to 10 consecutive quarters. Sequentially, the Company’s overall average selling price increased 10% from $245,100 in the third quarter of 2012, reflecting increases in all of the Company’s homebuilding regions.

◦	Compared to the year-earlier quarter, average selling prices were higher across all of the Company’s homebuilding regions with increases of up to 23%.

•
The Company’s homebuilding operating income improved to $15.6 million in the current quarter, up significantly from $.8 million posted in the year-earlier quarter which included a $6.6 million gain on loan guaranty. On a sequential basis, the Company’s homebuilding operating income increased by $4.7 million from $10.9 million in the third quarter of 2012. Homebuilding operating income for the current quarter increased by $21.2 million on a sequential basis, excluding a $16.5 million insurance recovery that favorably impacted the 2012 third quarter.

◦
As a percentage of homebuilding revenues, homebuilding operating income was 2.7%, up 250 basis points from .2% in the fourth quarter of 2011. The current quarter percentage also improved slightly from 2.6% in the 2012 third quarter.

▪
The housing gross profit margin was 14.2%, compared to 14.7% in the year-earlier quarter. Included in the current quarter were $5.6 million of inventory impairment and land option contract abandonment charges and a $2.6 million charge related to water intrusion repairs at certain of the Company’s communities in Florida. In 2011, the fourth quarter housing gross profit margin included $2.3 million of inventory-related charges.

* The fourth quarter housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, improved slightly to 15.2% in 2012 from 15.1% in 2011.
* The current quarter housing gross profit margin decreased from the third quarter of 2012 largely due to the insurance recovery included in that quarter. Excluding this recovery, the 2012 fourth quarter housing gross profit margin improved from the 2012 third quarter.

▪
While delivering more homes and generating higher homebuilding revenues, the Company reduced its selling, general and administrative expenses by $9.4 million, or 12%, to $66.2 million in the current quarter from $75.6 million in the same quarter a year ago.

* Reflecting these results, the Company’s selling, general and administrative expenses as a percentage of housing revenues were 11.5% in the current quarter, improving by 440 basis points from a year ago and by 340 basis points from the 2012 third quarter. The current quarter percentage was the lowest it has been since the fourth quarter of 2007.

•
Interest expense was $16.0 million, compared to $12.3 million in the year-earlier quarter due to the Company’s higher average debt level and slightly higher average interest rate, which reflected the issuance of two series of senior notes in 2012, the proceeds of which were primarily used to repurchase other series of senior notes pursuant to two applicable tender offers.

•
The Company’s financial services operations generated pretax income of $3.1 million, compared to $22.8 million in the year-earlier quarter. The 2011 fourth quarter results included a gain of $19.8 million related to the wind down of a former unconsolidated mortgage banking joint venture.

•
Net income totaled $7.7 million, or $.10 per diluted share, compared to $13.9 million, or $.18 per diluted share, in the year-earlier quarter. The year-earlier quarter included the financial services gain and the gain on loan guaranty. Excluding the impact of these 2011 fourth quarter gains, which totaled $26.4 million, the Company’s 2012 fourth quarter net income improved by $20.2 million from the year-earlier quarter.

◦	The Company’s fourth quarter net income included income tax benefits of $5.3 million in 2012 and $2.5 million in 2011.
Twelve Months Ended November 30, 2012

•	Revenues totaled $1.56 billion, up 19% from $1.32 billion for the prior year.

•	Homes delivered increased 8% to 6,282, up from 5,812 homes delivered in the previous year.

•	The overall average selling price of $246,500 was up 10% from $224,600 in 2011.

•	The Company’s operating loss of $20.3 million in 2012 improved substantially compared to an operating loss of $103.1 million in 2011.

•	The Company’s net loss of $59.0 million, or $.76 per diluted share, narrowed by $119.8 million from the net loss of $178.8 million, or $2.32 per diluted share, for the year ended November 30, 2011.
Backlog and Net Orders

•
Potential future housing revenues in backlog at November 30, 2012 rose to $618.6 million, up 35% from $459.0 million at November 30, 2011, with each of the Company’s four homebuilding regions posting a year-over-year increase.

◦	The potential future housing revenues in backlog reached the highest fourth quarter-end level since 2007.

◦	The number of homes in the Company’s backlog increased 20% to 2,577 at November 30, 2012 from 2,156 at November 30, 2011.

•
The overall value of net orders generated in the fourth quarter of 2012 grew to $459.3 million, up 25% from $368.6 million in the year-earlier quarter, which had experienced a sizable increase of 65% from the previous year.

◦
Three of the Company’s four homebuilding regions reported year-over-year increases in net order value with the West Coast region up 38% to $259.2 million, the Central region up 13% to $98.7 million and the Southeast region up 13% to $70.4 million.

•
Net orders totaled 1,557 in the fourth quarter of 2012, up 4% compared to 1,494 in the year-earlier quarter which had increased 38% from the fourth quarter of 2010. The year-over-year net order comparison for 2012 was impacted by the Company’s lower community count. The Company had 191 new home communities open for sales at the end of the 2012 fourth quarter, down 18% from 234 at the end of the 2011 fourth quarter.

◦
The year-over-year increase in the Company’s 2012 fourth quarter net orders reflected a 26% increase in the Company’s West Coast homebuilding region that was mostly offset by decreases in the Company’s other regions.

◦
Although the Company posted only a modest improvement in overall net orders in the 2012 fourth quarter, its average net orders per community, which has generally been one of the highest in the industry, was 7.9 in the current quarter, up 23% from 6.4 in the year-earlier quarter.

◦
The fourth quarter cancellation rate as a percentage of gross orders was 35% in 2012 and 34% in 2011. As a percentage of beginning backlog, the fourth quarter cancellation rate was 26% in 2012 and 29% in 2011.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $567.1 million at November 30, 2012, up $87.6 million from $479.5 million at November 30, 2011.

◦	The Company’s unrestricted cash and cash equivalents increased by $109.7 million to $524.8 million from $415.1 million at November 30, 2011.

◦
The Company generated $110.4 million of positive net cash flow from operating activities in the fourth quarter of 2012, compared to $37.6 million of net cash used in operating activities in the fourth quarter of 2011.

◦	For the full year of 2012, the Company generated positive net cash flow from operating activities for the first time since 2009.

•	Inventories totaled $1.71 billion at November 30, 2012 and $1.73 billion at November 30, 2011.

◦
Land and land development investments totaled $564.9 million for the year ended November 30, 2012. The Company invested in land and land development in each of its homebuilding regions, with the majority occurring in California and Texas.

◦	The Company owned or controlled 44,752 lots at November 30, 2012, an increase of 11% from 40,170 lots owned or controlled at November 30, 2011.

•	The Company’s debt balance of $1.72 billion at November 30, 2012 increased from $1.58 billion at November 30, 2011, reflecting the capital markets transactions completed during the year.

◦	The Company’s next scheduled debt maturity is in 2014, when the remaining $76.0 million of its 5 3/4% senior notes become due.
Management Comments
“Our results for the fourth quarter reflect year-over-year and sequential improvement in most of our key operational and financial metrics,” said Jeffrey Mezger, president and chief executive officer. “We increased our deliveries and generated solid top-line growth, a higher housing gross profit margin and continued improvement in our selling, general and administrative expense ratio, all of which translated to higher homebuilding operating income. In addition to improved execution on our business strategies, we benefited from better housing market conditions and increased demand for larger homes with more design options, which drove our average selling prices higher in all of our regions. Although our fourth quarter community count decreased from the prior year and impacted our overall net order growth, our net orders on a per-community basis strengthened. By leveraging the investments in land and land development we have made and plan to make next year, we expect to significantly increase the number of new home communities we have open for sales in 2013.”
“Furthermore, we are encouraged by the success of our ‘going on offense’ initiatives and the improvements we are seeing in housing markets across the country, most notably in California,” continued Mezger. “The tightening supply of homes available for sale, high housing affordability and favorable mortgage interest rate environment are driving increased demand and providing us with more opportunities to generate greater revenues. We anticipate housing demand will continue to strengthen, particularly as more households facing rising rental costs consider the benefits of homeownership and emerge from the sidelines. Although the strength of the economy and pending federal budget decisions are important considerations that could potentially disrupt the housing recovery and cause us to shift our current plans, we believe that, with our higher backlog, more community openings on the horizon, and the continued improvement we are expecting in our performance as we move ahead, we are well positioned to be profitable for 2013.”
Earnings Conference Call
The conference call on the fourth quarter 2012 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home's signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in the most recent study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine's 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home's new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or obtaining a credit facility or project financing, on favorable terms; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors;

government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; decisions by lawmakers on federal fiscal policies, including those relating to taxation and government spending; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to open new communities for sales and sell higher-priced homes and design options, and our operational and investment concentration in markets in California and Texas), revenue growth, asset optimization, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs; home purchase contract cancellations and our ability to realize our backlog; our home sales and delivery performance in key markets in California and Texas; the manner in which our homebuyers are offered and are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2012 and 2011
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2012	2011	2012	2011
Total revenues	$1,560,115	$1,315,866	$578,201	$479,872
Homebuilding:
Revenues	$1,548,432	$1,305,562	$574,377	$475,746
Costs and expenses	(1,568,688)	(1,408,636)	(558,815)	(474,911)
Operating income (loss)	(20,256)	(103,074)	15,562	835
Interest income	518	871	155	95
Interest expense	(69,804)	(49,204)	(15,989)	(12,302)
Equity in income (loss) of unconsolidated joint ventures	(394)	(55,839)	(357)	26
Homebuilding pretax loss	(89,936)	(207,246)	(629)	(11,346)
Financial services:
Revenues	11,683	10,304	3,824	4,126
Expenses	(2,991)	(3,512)	(754)	(1,031)
Equity in income (loss) of unconsolidated joint venture	2,191	19,286	(17)	19,662
Financial services pretax income	10,883	26,078	3,053	22,757
Total pretax income (loss)	(79,053)	(181,168)	2,424	11,411
Income tax benefit	20,100	2,400	5,300	2,500
Net income (loss)	$(58,953)	$(178,768)	$7,724	$13,911
Basic earnings (loss) per share	$(.76)	$(2.32)	$.10	$.18
Diluted earnings (loss) per share	$(.76)	$(2.32)	$.10	$.18
Basic average shares outstanding	77,106	77,043	77,103	77,159
Diluted average shares outstanding	77,106	77,043	78,282	77,197

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2012	November 30, 2011
Assets
Homebuilding:
Cash and cash equivalents	$524,765	$415,050
Restricted cash	42,362	64,481
Receivables	64,821	66,179
Inventories	1,706,571	1,731,629
Investments in unconsolidated joint ventures	123,674	127,926
Other assets	95,050	75,104
	2,557,243	2,480,369
Financial services	4,455	32,173
Total assets	$2,561,698	$2,512,542

Liabilities and stockholders' equity
Homebuilding:
Accounts payable	$118,544	$104,414
Accrued expenses and other liabilities	340,345	374,406
Mortgages and notes payable	1,722,815	1,583,571
	2,181,704	2,062,391
Financial services	3,188	7,494
Stockholders' equity	376,806	442,657
Total liabilities and stockholders' equity	$2,561,698	$2,512,542

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2012 and 2011
(In Thousands)

	Twelve Months		Three Months
	2012	2011	2012	2011
Homebuilding revenues:
Housing	$1,548,432	$1,305,299	$574,377	$475,636
Land	—	263	—	110
Total	$1,548,432	$1,305,562	$574,377	$475,746

	Twelve Months		Three Months
	2012	2011	2012	2011
Costs and expenses:
Construction and land costs
Housing	$1,317,529	$1,129,785	$492,594	$405,899
Land	—	200	—	1
Subtotal	1,317,529	1,129,985	492,594	405,900
Selling, general and administrative expenses	251,159	247,886	66,221	75,576
Loss (gain) on loan guaranty	—	30,765	—	(6,565)
Total	$1,568,688	$1,408,636	$558,815	$474,911

	Twelve Months		Three Months
	2012	2011	2012	2011
Interest expense:
Interest incurred	$122,379	$115,649	$33,105	$27,548
Loss (gain) on early extinguishment of debt	10,278	(3,612)	—	—
Interest capitalized	(62,853)	(62,833)	(17,116)	(15,246)
Total	$69,804	$49,204	$15,989	$12,302

	Twelve Months		Three Months
	2012	2011	2012	2011
Other information:
Depreciation and amortization	$4,638	$4,181	$1,341	$885
Amortization of previously capitalized interest	78,630	79,338	29,721	26,592

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2012 and 2011

	Twelve Months		Three Months
	2012	2011	2012	2011
Average sales price:
West Coast	$388,300	$335,500	$405,400	$358,300
Southwest	193,900	165,800	219,500	179,100
Central	170,100	171,500	179,500	173,100
Southeast	206,200	195,500	219,900	192,900
Total	$246,500	$224,600	$270,700	$238,400

	Twelve Months		Three Months
	2012	2011	2012	2011
Homes delivered:
West Coast	1,945	1,757	765	656
Southwest	683	843	170	270
Central	2,566	2,155	843	706
Southeast	1,088	1,057	344	363
Total	6,282	5,812	2,122	1,995

	Twelve Months		Three Months
	2012	2011	2012	2011
Net orders:
West Coast	2,166	2,017	619	490
Southwest	663	907	140	172
Central	2,697	2,480	485	517
Southeast	1,177	1,228	313	315
Total	6,703	6,632	1,557	1,494

	November 30, 2012		November 30, 2011
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	684	$248,790	463	$161,987
Southwest	183	40,206	203	37,071
Central	1,149	204,473	1,018	168,512
Southeast	561	125,157	472	91,380
Total	2,577	$618,626	2,156	$458,950

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2012 and 2011
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross profit margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company's operations.
Housing Gross Profit Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross profit margin, excluding inventory impairment and land option contract abandonment charges:

	Twelve Months		Three Months
	2012	2011	2012	2011
Housing revenues	$1,548,432	$1,305,299	$574,377	$475,636
Housing construction and land costs	(1,317,529)	(1,129,785)	(492,594)	(405,899)
Housing gross profits	230,903	175,514	81,783	69,737
Add: Inventory impairment and land option contract abandonment charges	28,533	25,740	5,621	2,284
Housing gross profits, excluding inventory impairment and land option contract abandonment charges	$259,436	$201,254	$87,404	$72,021
Housing gross profit margin as a percentage of housing revenues	14.9%	13.4%	14.2%	14.7%
Housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	16.8%	15.4%	15.2%	15.1%
Housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company's performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.